Exhibit 99.1

For Immediate Release	Contacts:
Megan Mahoney XRS Corporation megan.mahoney@xrscorp.com 952.707.5681	Shelli Lissick Bellmont Partners shelli@bellmontpartners.com 651.276.6922

Xata Changes Name to XRS Corporation and Announces New Revolutionary Mobile

Platform for Fleet Optimization and Compliance

Wave of mobile technology spurs new name and innovative, flexible solution

MINNEAPOLIS (Aug. 13, 2012)—Xata Corporation today announced the company is changing its name to XRS Corporation and introduced a revolutionary all-mobile platform of the same name for trucking compliance, performance and fleet optimization. The announcements came today during the Xata User Event (XUE) in Minneapolis. The new name, which stands for Xata Road Science, is effective immediately. The company expects to be listed on the NASDAQ Capital Market under the new symbol “XRSC” as early as August 14, 2012.

“We’ve always been at the forefront of developing technologies and services that have brought the power of science to the trucking industry,” says Jay Coughlan, CEO of XRS Corporation. “Now, we’ve pioneered mobile fleet optimization, a revolution that’s literally putting the power of technology in every driver’s hand. Our new name honors Xata’s proud history while reflecting our breakthrough new mobile technology.”

The company’s name change is driven by its new, all-mobile platform, designed to help fleets and drivers capture data for two essential needs: to keep drivers and fleets compliant, and to slash costs. The company’s eight years of success and more than 50,000 mobile subscribers with its first-generation mobile tool, Turnpike, have paved the way for XRS.

XRS will run on more than 50 types of mobile devices to automatically transmit vehicle and operator data directly to a management dashboard. Nearly 90 percent of drivers already have mobile devices in use, meaning there are no additional hardware costs associated with XRS. XRS Corporation has partnership agreements with the leading brands in mobile communications in both the U.S. and Canada.

XRS also makes life easier for drivers, as it takes only 10 minutes to install with easy, instinctive use, and data sharing. The flexibility of XRS to work alongside thousands of other applications available for smartphones and tablets makes it as big or as small as users need it to be—whether for owner-operators or small, medium or large trucking operations.

Each attendee of the XUE conference today received a free Huawei MediaPad 7 tablet computer. The tablet is loaded with the XRS app, giving attendees a hands-on trial of the new mobile platform and its ease of use. Additionally, members of the company’s Xperience Customer Board have tested XRS in the months leading up to today’s announcement.

“As a long-time Turnpike customer, we relished the opportunity to be one of the first to try XRS,” says Cliff Dixon, Vice President of Information Technology at Quality Distribution, Inc., the largest dedicated bulk tank truck network in North America. “We’ve been pleased with the improved performance and business results gained from Turnpike, but XRS provides even more power, ease of use and flexibility for our drivers and fleet managers. We primarily ship a broad range of hazmat chemicals, so safety and compliance is of the utmost importance. XRS is software as a service, removing the complexity of changing hardware or software whenever regulations change – XRS is automatically updated to comply with new regulations so we know we’re covered. We look forward to rolling XRS out fleet-wide once it is generally available.”

“The days of expensive, hard-wired, on-board installations are gone. Mobile technology is established in our industry; XRS is the next step. We are already working with our legacy Xata customers to help them go mobile with ease and efficiency,” says Coughlan. “We are truly excited for how XRS will transform our industry.”

With XRS, there are no up-front hardware costs and no capital requirements. The subscription-based monthly service will be in the range of current Turnpike pricing today, with varying pricing levels dependent on package and feature functionality. Every XRS package level includes an XRS Relay in-cab device that communicates via Bluetooth with the driver’s existing smartphone or tablet. The return on investment of XRS is almost immediate, and it pays off in driver productivity, fuel efficiency, fleet utilization, accident prevention, compliance and much more. At a trooper stop or weigh station, a driver’s smartphone or tablet linked to the truck’s computer through the XRS Relay device serves as mobile proof of compliance with XRS data.

“Today’s rapidly changing regulatory environment requires fleets and drivers to find a mobile platform like XRS that stays on top of new regulations to help them remain compliant,” says Annette Sandberg, former FMCSA administrator and current CEO of TransSafe Consulting. “Using mobile technology is a win-win for drivers and fleets to improve safety, compliance and performance.”

XRS is scheduled for general release in spring 2013. Pricing and package levels will be announced prior to general availability in the spring. To sign up or for more information, please visit www.xrscorp.com.

About XRS Corporation

XRS Corporation (formerly Xata Corporation) delivers mobile compliance and fleet management software solutions to the trucking industry to maintain regulatory compliance and slash operating costs. XRS is leading the trucking industry’s migration to mobile devices for collecting and analyzing compliance and management data. Its existing mobility-based products are low-cost and easy-to-install solutions that run on smartphones, tablets and rugged handhelds— devices often owned by drivers, themselves. XRS has sales and distribution partnerships with the major wireless carriers in the U.S. and Canadian trucking industry.

Through XRS, fleet managers, dispatchers and drivers collect, sort, view and analyze data to help reduce costs, increase safety, attain compliance with governmental regulations, and improve customer satisfaction – all through their mobile devices.

For more information, visit www.xrscorp.com or call 1.800.745.9282.

Cautionary note regarding forward-looking statements

This announcement includes forward-looking statements. Statements that are not historical or current facts, including statements about beliefs, expectations and future events, are forward-looking statements. Such statements are based on current expectations, and actual results may differ materially. The forward-looking statements in this announcement are subject to a number of risks and uncertainties including, but not limited to, timely release and market acceptance of our products and product features, the pricing of our products, the availability of compatible devices, developing and future regulations affecting our products and customers, dependence on propriety technology and communication networks owned and controlled by others, our ability to establish and maintain strategic partner relationships and other factors discussed under “Risk Factors” in Part IA, Item 1 of our Annual Report on Form 10-K for the fiscal year ended September 30, 2011 (as amended and updated by our subsequent reports filed with the United States Securities and Exchange Commission). These reports are available under the “Investors” section of our website at www.xrscorp.com and through the SEC website at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.